UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 10, 2011

Meta Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22140	42-1406262
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

121 East Fifth Street, Storm Lake, IA  50588
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (712) 732-4117

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following James S. Haahr’s retirement as Chairman of the Board of Directors of Meta Financial Group, Inc. (the “Company”) and Chairman of the Board of Directors of MetaBank,TM a wholly-owned subsidiary of the Company (the “Bank”), the Company and Mr. Haahr entered into a Consulting Services Agreement (the “Consulting Agreement”) on October 10, 2011, effective October 1, 2011 (the “Effective Date”), pursuant to which Mr. Haahr will provide certain consulting services to the Company.

The Consulting Agreement provides that, during the period commencing on the Effective Date and ending on the date the Consulting Agreement is terminated by either party in accordance with the terms thereof (the “Term”), Mr. Haahr will render consulting advice or services to the Company regarding the business and affairs of the Company and the Bank (the “Services”), provided that (1) during the first year of the Term commencing on the Effective Date (the “Initial Term”), Mr. Haahr will not be required to provide to the Company more than 40 hours of Services per month, and (2) for each calendar month during the Term occurring after the Initial Term, Mr. Haahr will not be required to provide to the Company more than 10 hours of Services per month.  The Company has the right to terminate the Consulting Agreement at any time.  Beginning three years after the commencement of the Term, Mr. Haahr has the right to terminate the Consulting Agreement.

The Consulting Agreement also provides that, during his life, Mr. Haahr will not, without the prior written consent of the Company, serve as a director, officer, employee, consultant or advisor, either directly or indirectly, on behalf of any bank that is located within a 100-mile radius of any retail bank branch of the Bank (the “Non-Compete”).  In consideration for the Services provided and for other benefits inuring to the Company and the Bank under the Consulting Agreement (including the Non-Compete), the Company will, solely with respect to the Initial Term, pay to Mr. Haahr an annual fee of $100,000, payable in equal monthly installments (the “Fee”).

In consideration for the Non-Compete, the Company will provide to Mr. Haahr and his spouse during their lives continued health and medical benefits substantially equivalent to the benefits provided to the Company’s senior executives at the expense of the Company, to the extent permitted by the terms of the applicable health or medical plans or policies of the Company.  In the event that the Company is unable to provide Mr. Haahr and his spouse such health and medical benefits under the Company’s health and medical plans or policies, the Company will pay or reimburse him or his spouse for the costs of purchasing health and medical insurance that provide benefits that are substantially equivalent to the health and medical benefits that are then being provided to the senior executives of the Company (the “Health Benefits”).  The Health Benefits will continue in effect following, the expiration or earlier termination of the Consulting Agreement, whether terminated for cause or otherwise, except that the Health Benefits will terminate in the event of a breach by Mr. Haahr of the Non-Compete, unless such breach is cured to the satisfaction of the Company.

The Consulting Agreement provides that, in addition to the Fee payable to Mr. Haahr, the Company will reimburse him for all reasonable out-of-pocket costs and expenses he incurs in connection with the provision of the Services and will make available to him office space and certain other ancillary items to enable him to render the Services. The Consulting Agreement also provides for certain limitations on the liability of Mr. Haahr to the Company and for the Company’s indemnification of Mr. Haahr and contains restrictions preventing Mr. Haahr from improperly using or disclosing confidential information of the Company and its subsidiaries.

The foregoing description of the terms and conditions of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Consulting Services Agreement between Meta Financial Group, Inc. and James S. Haahr dated as of October 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

	By:	/s/ David W. Leedom
David W. Leedom
Executive Vice President, Secretary, Treasurer,
and Chief Financial Officer

Date: October 12, 2011

EXHIBIT LIST

Exhibit No.	Description

99.1	Consulting Services Agreement between Meta Financial Group, Inc. and James S. Haahr dated as of October 1, 2011

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